Exhibit 23.1

CONSENT OF INDEPENDENT AUDITORS

We consent to the incorporation by reference in the Registration Statements (Form S-8 Nos. 33-67332, 333-51968, 333-64448, 333-87849 and 333-107440 and Form S-3 No. 333-86450) of Stone Energy Corporation of our report dated February 27, 2004, with respect to the consolidated financial statements of Stone Energy Corporation included in this Form 10-K for the year ended December 31, 2003.

/s/ Ernst & Young LLP

New Orleans, Louisiana
March 12, 2004